                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  __________

                                 SCHEDULE 13G


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934




                         Waddell & Reed Financial, Inc.
          ----------------------------------------------------------
                               (Name of Issuer)


                    Class B Common Stock - Par Value $0.01
          ----------------------------------------------------------
                        (Title of Class of Securities)



                                   930059209
          ---------------------------------------------------------
                                (CUSIP Number)



                               October 11, 1999
           --------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[X] Rule 13d-1(c)

[_] Rule 13d-1(d)
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  -------------------                                          -----------------
  CUSIP NO. 930059209                   13G                    Page 2 of 6 Pages
  -------------------                                          -----------------


------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Highfields Capital Ltd.
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY



------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION


         Cayman Islands
------------------------------------------------------------------------------
     NUMBER OF       5. SOLE VOTING POWER

      SHARES                                                      1,574,726
                   -----------------------------------------------------------
   BENEFICIALLY      6. SHARED VOTING POWER

     OWNED BY                                                         -0-
                   -----------------------------------------------------------
       EACH          7. SOLE DISPOSITIVE POWER

     REPORTING                                                    1,574,726
                   -----------------------------------------------------------
    PERSON WITH      8. SHARED DISPOSITIVE POWER

                                                                      -0-
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,574,726
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                    [_]
------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.2%
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      00
------------------------------------------------------------------------------
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-------------------                                           -----------------
CUSIP No. 930059209                   13G                     Page 3 of 6 Pages
-------------------                                           -----------------

Item 1(a).   Name of Issuer:

       Waddell & Reed Financial, Inc.
       -------------------------------------------------------------------

Item 1(b).   Address of Issuer's Principal Executive Offices:

       6300 Lamar Avenue, Overland Park, KS  66202
       -------------------------------------------------------------------

Item 2(a).   Name of Person Filing:

       This statement is being filed by Highfields Capital Ltd., a company organized under the laws of the Cayman Islands.

Item 2(b).   Address of Principal Business Office or, if None, Residence:

       c/o Goldman Sachs (Cayman) Trust, Limited
       Harbour Centre, North Church Street
       P.O. Box 896
       George Town, Grand Cayman
       Cayman Islands
       -------------------------------------------------------------------

Item 2(c).   Citizenship:

       Cayman Islands
       -------------------------------------------------------------------

Item 2(d).   Title of Class of Securities:

       Common Stock - Class B   (NYSE: WDR B)
       -------------------------------------------------------------------

Item 2(e).   CUSIP Number

       930059209
       -------------------------------------------------------------------
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  -------------------                                         -----------------
  CUSIP No. 930059209                 13G                     Page 4 of 6 Pages
  -------------------                                         -----------------



Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:


     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange
             Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.      Ownership.

   If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1
(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

   (a)  Amount beneficially owned:

        1,574,726 shares of Class B Common Stock
        ----------------------------------------
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  -------------------                                         -----------------
  CUSIP No. 930059209                 13G                     Page 5 of 6 Pages
  -------------------                                         -----------------


   (b)  Percent of class:

        5.2%
        -------------------------------------------------------------

   (c)  Number of shares as to which such person has:

        (i) Sole power to vote or to direct the vote 1,574,726
                                                     ---------

        (ii) Shared power to vote or to direct the vote     --0--
                                                        --------------

        (iii) Sole power to dispose or to direct the disposition of 1,574,726
                                                                    ---------

        (iv) Shared power to dispose or to direct the disposition of    --0--
                                                                     ---------

Item 5.      Ownership of Five Percent or Less of a Class.

             Not applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not applicable.

Item 8.      Identification and Classification of Members of the Group.

             Not applicable.

Item 9.      Notice of Dissolution of Group.

             Not applicable.

Item 10.     Certification.


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issue of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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  -------------------                                         -----------------
  CUSIP No. 930059209                 13G                     Page 6 of 6 Pages
  -------------------                                         -----------------


                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                19 October 1999
                   ----------------------------------------
                                     Date

                            HIGHFIELDS CAPITAL LTD.


                              By: /s/ Clive Harris
               -------------------------------------------------
                                   Signature


                             Clive Harris, Director
               -------------------------------------------------
                                  Name/Title